Exhibit 10.1

FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Amendment"), is made and entered into as of December 29, 2014, by and among HEALTHWAYS, INC., a Delaware corporation (the "Borrower"), the Subsidiary Loan Parties party hereto and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the "Administrative Agent") and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower, the several banks and other financial institutions from time to time party thereto (collectively, the "Lenders") and the Administrative Agent are parties to a certain Fifth Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 8, 2012, as amended by that certain First Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of February 5, 2013, that certain Second Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of March 15, 2013, that certain Third Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement and First Amendment to Second Amended and Restated Subsidiary Guarantee Agreement dated as of July 1, 2013 and that certain Fourth Amendment to Fifth Amended and Restated Revolving Credit and Term Loan Agreement dated as of April 14, 2014 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the "Credit Agreement"; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower and the Administrative Agent, for itself as Administrative Agent, Swingline Lender and Issuing Bank and on behalf of Lenders constituting Required Lenders, agree as follows:

1.            Amendments.

(a)            Section 1.1 of the Credit Agreement is amended by replacing the definition of "Consolidated EBITDA" in its entirety with the following:

"Consolidated EBITDA" shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) all other non-cash charges (including non-cash expenses related to equity-based compensation, but excluding any such other non-cash charge to the extent that it represents an accrual of or reserve for future cash payments), (v) cash restructuring charges (including severance and lease termination costs), in an aggregate amount not to exceed $5,000,000 in any four consecutive Fiscal Quarter period (which, for the avoidance of doubt, shall include cash restructuring charges (including severance and lease termination costs) related to the closing of a call center in Raleigh, North Carolina, in an amount not to exceed $2,000,000 in the aggregate, incurred during the Fiscal Quarter ended on December 31, 2012, in calculating Consolidated EBITDA for any period that includes such Fiscal Quarter), (vi) transaction charges incurred by the Borrower in connection with the issuance of the 2013 Convertible Notes (including charges associated with the 2013 Convertible Notes Call Spread Transaction) in an aggregate amount not to exceed $18,000,000, in each case determined on a consolidated basis in accordance with GAAP for such period, (vii) to the extent included in the calculation of Consolidated EBITDA for any period that includes either the Fiscal Quarter ended March 31, 2014, or the Fiscal Quarter ended June 30, 2014, accounting charges taken in such Fiscal Quarter(s) as a result of the BCBSM Settlement in an aggregate amount not to exceed $9,500,000 and (viii) to the extent included in the calculation of Consolidated EBITDA for any period that includes a Fiscal Quarter ending on or before December 31, 2015, accounting charges attributable to the settlement or other satisfaction of litigation liabilities and the incurrence of related expenses (excluding any such charges related to the BCBSM Settlement) in an aggregate amount not to exceed $5,000,000 during the term of this Agreement.  To the extent that during such period any Loan Party shall have consummated an Acquisition, or any sale, transfer or other disposition of any Person, business, property or assets, Consolidated EBITDA shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of.

(b)            Section 1.1 of the Credit Agreement is further amended by inserting the following definition of "Fifth Amendment Effective Date" in the appropriate alphabetical order therein:

"Fifth Amendment Effective Date" shall mean December 29, 2014.

(c)            Section 2.13(b) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

(b)            If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in excess of $10,000,000 in any Fiscal Year from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall have been delivered previously to the Administrative Agent in respect thereof, such Net Cash Proceeds shall immediately be applied to the prepayment of the Obligations in accordance with clause (d) below; provided, that (i) until reinvested or applied to the prepayment of the Obligations, such Net Cash Proceeds shall be deposited and held in a deposit account in which the Administrative Agent has a first priority perfected Lien, and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Loans.
(d)            Section 2.25(a)(i) of the Credit Agreement is amended by replacing the number "$200,000,000" in such Section with the number "$100,000,000".

(e)            Section 7.4(j) of the Credit Agreement is amended by replacing such Section in its entirety with the following:

(j)  Investments consisting of the Acquisition of assets of or equity interests in third parties provided, that (i) such Acquisition is in the same line of business or supports the primary business activities of Borrower and its Subsidiaries or is a business reasonably related to the business that Borrower and its Subsidiaries were engaged in on the Fifth Restatement Date; (ii) after giving effect to the Acquisition, the Borrower would have been in compliance with Section 6.1 (calculated on a Pro Forma Basis taking into account such Acquisition) measured as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which the Borrower has delivered financial statements to the Administrative Agent hereunder; (iii) no Default or Event of Default exists or would exist taking into account such Acquisition; (iv) the aggregate consideration paid in connection with all such Acquisitions permitted under this Section 7.4(j) shall not exceed $150,000,000 for all such Acquisitions consummated after the Fifth Amendment Effective Date; and (v) if the consideration for one or more Acquisitions exceeds in the aggregate $50,000,000 in any Fiscal Quarter, the Administrative Agent has received, prior to consummation of the Acquisition that causes such amount to be exceeded, a Pro Forma Compliance Certificate demonstrating compliance with Section 6.1;
(f)            Section 10.5(b) of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

(b)            The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court or, to the extent permitted by applicable law, such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding that is not subject to further appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

2.    Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (a) executed counterparts of this Amendment from the Borrower and the Guarantors,  (b) copies of resolutions of the Borrower's and Guarantors' board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of this Amendment, (c) written authorization from the Required Lenders approving this Amendment and authorizing the Administrative Agent to execute this Amendment and (d) payment of an amendment fee for each Lender that authorizes the Administrative Agent to execute this Amendment in the amount of 0.10% of such Lenders' Revolving Commitment and outstanding Term Loan, and payment or reimbursement of the reasonable expenses of the Administrative Agent incurred in connection with this Amendment and the transactions contemplated hereby or otherwise owing pursuant to the Credit Agreement.

3.    Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party represents and warrants to the Lenders and the Administrative Agent:

(a)            Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b)    The execution, delivery and performance of this Amendment by each Loan Party are within such Loan Party's organizational powers and have been duly authorized by all necessary organizational action;

(c)            The execution, delivery and performance of this Amendment by each Loan Party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) will not violate any applicable judgment, law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, Material Agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of its material assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents;

(d)            This Amendment has been duly executed and delivered by or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity; and

(e)            After giving effect to this Amendment and any changes in facts and circumstances that are not prohibited by the terms of the Credit Agreement, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (subject to the limitation that representations and warranties effective as of a specified date are true and correct as of such specified date), and no Default or Event of Default exists as of the date hereof.

4.	Reaffirmations and Acknowledgments.

(a)            Reaffirmation of Guaranty.  Each Subsidiary Loan Party consents to the execution and delivery by the Borrower of this Amendment and ratifies and confirms the terms of the Subsidiary Guarantee Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guarantee Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guarantee Agreement.

(b)            Acknowledgment of Perfection of Security Interest. Each Loan Party acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

5.    Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.    Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

7.    No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.    Costs and Expenses.  The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.    Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.    Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.    Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

HEALTHWAYS, INC.

By:            /s/ Alfred Lumsdaine
Name:  Alfred Lumsdaine
Title:  Chief Financial Officer and Secretary

SUBSIDIARY LOAN PARTIES:

AMERICAN HEALTHWAYS SERVICES, LLC
CARESTEPS.COM, INC.
POPULATION HEALTH SUPPORT, LLC
HEALTHWAYS INTERNATIONAL, INC.
HEALTHWAYS HEALTH SUPPORT, LLC
HEALTHWAYS WHOLEHEALTH NETWORKS, INC.
HEALTHWAYS QUITNET, LLC
HEALTHWAYS HEALTHTRENDS, LLC
CLINICAL DECISION SUPPORT, LLC
MEYOU HEALTH, LLC
HEALTHHONORS, LLC
THE STRATEGY GROUP, LLC
NAVVIS HEALTHCARE, LLC
NAVVIS CONSULTING, LLC
HEALTHWAYS HAWAII, LLC
ASCENTIA HEALTH CARE SOLUTIONS L.L.C.

By: /s/ Alfred Lumsdaine
Name:  Alfred Lumsdaine
Title:  Chief Financial Officer and Secretary

[SIGNATURE PAGE TO FIFTH AMENDMENT TO
FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, as Administrative Agent

By:            /s/ Mary Beth Coke
Name:            Mary Beth Coke
Title:            Vice President

[SIGNATURE PAGE TO FIFTH AMENDMENT TO
FIFTH AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT]